CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Gleason Corporation of our report dated January 29, 1999, included in the 1998 Annual Report to Shareholders of Gleason Corporation.

Our audits also included the financial statement schedule of Gleason Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8, No. 2-91656 and Form S-8 No. 33-62447) of Gleason Corporation of our report dated January 29, 1999, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Gleason Corporation.

                         Ernst & Young LLP

Syracuse, New York
March 24, 1999